UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2016

Vantiv, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35462	26-4532998
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8500 Governor’s Hill Drive
Symmes Township, Ohio 45249
(Address of principal executive offices, including zip code)

(513) 900-5250
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On and effective as of November 20, 2016, the Board of Directors (the “Board”) of Vantiv, Inc. (the “Company”) approved an amendment to the Vantiv, Inc. Amended and Restated Bylaws (the “Bylaw Amendment”), which provides for majority voting in uncontested elections of directors. As a result of the Bylaw Amendment, a director nominee may be elected only when the number of votes cast “for” a director nominee’s election exceeds the number of votes cast “against” that director nominee’s election. Votes cast do not include abstentions or shares as to which a shareholder gives no authority or discretion, including “broker non-votes.” Prior to the adoption of the Bylaw Amendment, members of the Board were elected by a plurality of votes cast, whether or not the election was contested, and the Amended and Restated Bylaws retain plurality voting for contested director elections.

Incumbent directors who fail to receive a majority of votes cast are required to promptly tender a letter of resignation to the Board and the Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. Taking into account the recommendation of the Nominating and Corporate Governance Committee, the Board will determine whether to accept or reject any such resignation, or what other action should be taken, within 90 days from the date on which the election occurred.

The foregoing summary of the amendment to our Amended and Restated Bylaws is subject to, and qualified in its entirety by, the full text of our Amended and Restated Bylaws, as so amended, a copy of which is attached hereto as Exhibit 3.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
3.2	Amended and Restated Bylaws of Vantiv, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTIV, INC.

Dated: November 22, 2016	By:	/s/ Nelson F. Greene
		Name:	Nelson F. Greene
		Title:	Chief Legal and Corporate Services Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.2	Amended and Restated Bylaws of Vantiv, Inc.

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